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                                                                       EXHIBIT G

                                  TAIWAN RIDER
                                  ------------

     This Rider ("Rider") is incorporated on this ______ day of 1998 by reference into that certain Global Custody Agreement, dated as of 16th December, 1991 between The Chase Manhattan Bank, N.A. (the "Bank") and The Govett Funds, Inc. (the "Customer") (the "Master Agreement") and shall constitute an amendment, modification and supplement thereto with respect to custody services carried out thereunder by the Bank's Taipei Branch in the Republic of China ("R.O.C.") ("R.O.C. Services"). All defined terms used in this Riders shall, unless otherwise defined herein, have the meanings ascribed thereto in the Master Agreement. Save as expressly provided in this Rider, all terms of the Master Agreement shall apply to the R.O.C. Services; provided,
                                                                  --------
that, as regards the R.O.C. Services, in the event of any conflict between this Rider and the Master Agreement, this Rider shall prevail.

     The parties agree as follows as regards the R.O.C. Services:

1.  Investment Regulations; Filing of Reports.
    ------------------------------------------

     The Customer acknowledges that the services rendered hereunder are being rendered in connection with the Customer's investments in the R.O.C. (the "R.O.C. Investments") under the Regulations Governing Securities Investment by
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Overseas Chinese and Foreign Investors and Procedures for Remittances and
related laws, regulations, guidelines, orders and policies (collectively, as amended and supplements from time to time, the "R.O.C. Investment Regulations")
                                                -----------------------------
and represents and warrants to, and agrees with, the Bank as follows with respect thereto:

     (i) The Customer is permitted under the R.O.C. Investment Regulations to make the investments contemplated herein and as a condition to the performance of the Bank's obligations hereunder, the Customer shall obtain or complete, as applicable, and provide evidence to the Bank that it has obtained or completed, as applicable, all required R.O.C. government approvals or procedures necessary for the making of the R.O.C. Investments.

     (ii) Notwithstanding anything to the contrary contained in the Master Agreement, (a) the Bank shall not be obligated to do any act which would, in the Bank's judgment violate the R.O.C. Investment Regulations including, but not limited to, any advance of funds with respect to the R.O.C. Investments and (b) the Customer authorizes the Bank to do all acts, including disclosure of information, filing of reports and countersigning of broker confirmations as required by the R.O.C. Investment Regulations includes, if section 3(ii), below, applies, the relevant Agency Functions (defined below).

     (iii) If legally required, the Customer shall duly appoint a tax guarantor as contemplated by the R.O.C. Investment Regulations
            ("Tax Guarantor") and in such case, shall at all times during
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            the term hereof continue to have a Tax Guarantor, which the Customer acknowledges is not the Bank's Taipei Branch.

2.   Trade Settlement
     ----------------

     Notwithstanding anything to the contrary contained in the Master
     Agreement, the Customer acknowledges that, under applicable laws and regulations in the R.O.C., settlement must be completed on a "Trade date plus one" basis and agrees that shall be the Customers sole responsibility to assure that Instructions are timely received by the Bank and that the Bank shall have no responsibility in the event that Instructions are not so timely received.
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3.   Agency Functions
     ----------------

     (i) The Customer Acknowledges that the R.O.C. Investment Regulations require the Customer to appoint an agent or agents to carry out the agency functions contemplated thereby ("Agency Functions").

     (ii) If the Customer elects or is required to appoint the Bank to perform any of such Agency Functions, the Customer shall execute all such powers of attorney and other documents as the Bank may reasonably require to perform such functions and the provisions of the Master Agreement shall apply thereto .

     (iii) If the Customer does not so appoint the Bank, the Bank shall not, notwithstanding anything to the contrary contained in the Master Agreement, be required to perform the Agency Functions and the agent(s) so appointed by the Customer shall be Authorized Persons,


                         THE GOVETT FUNDS, INC.


                         By:  /s/ Colin Kreidewolf
                              --------------------
                              Name:  Colin Kreidewolf
                              Title:  Treasurer
                              Address for Notices:
                              250 Montgomery Street, Suite 1200
                              San Francisco, CA  94104


                         THE CHASE MANHATTAN BANK ____


                         By:  /s/ Brian Todd
                              --------------
                              Name:  Brian Todd
                              Title:  Vice President
                              Address for Notices:
                              125 London Wall
                              London, EC2Y5AJ